UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, D.C. 20549

                              SCHEDULE 13G/A
                              Amendment No. 1

                Under the Securities Exchange Act of 1934


                           REGAL CINEMAS, INC.
                            (Name of Issuer)


                              Common Stock
                     (Title of Class of Securities)


                                758754105
                             (CUSIP Number)

Check the following box if a fee is being paid with the statement *****
                                                                  *   *
                                                                  *****
(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class. (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 758754105             13G                 Page 2 of 4 Pages
*********************************************************************
*     1 NAME OF REPORTING PERSON                                    *
*       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON           *
*       David A. Jones                                              *
*       401365255                                                   *
*                                                                   *
*___________________________________________________________________*
      1 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           *
*                                               (a)   #####         *
*                                                     #   #         *
*                                                     #####         *
*                                                                   *
*                                               (b)   #####.        *
*                                                     #   #         *
*                                                     #####         *
*___________________________________________________________________*
*     3 SEC USE ONLY                                                *
*                                                                   *
*___________________________________________________________________*
*     4 CITIZENSHIP OR PLACE OF ORGANIZATION                        *
*                                                                   *
*       Kentucky                                                    *
*___________________________________________________________________*
*                                                                   *
************** 5        SOLE VOTING POWER                           *
*            *          335,099                                     *
*            *______________________________________________________*
* Number of  *                                                      *
*   Shares   * 6        SHARED VOTING POWER                         *
*Beneficially*          N/A                                         *
*  Owned by  *______________________________________________________*
*   Each     *                                                      *
* Reporting  * 7        SOLE DISPOSITIVE POWER                      *
*  Person    *          335,099                                     *
*   with     *______________________________________________________*
*            *                                                      *
*            * 8        SHARED DISPOSITIVE POWER                    *
*            *          N/A                                         *
**************______________________________________________________*
*   9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON *
*                                                                   *
*                       335,099                                     *
*___________________________________________________________________*
*  10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9 EXCLUDES          *
*     CERTAIN SHARES                                        #####   *
*     N/A                                                   #   #   *
*                                                           #####   *
*___________________________________________________________________*
*                                                                   *
*  11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)             *
*     4.94% (See Note 1)                                            *
*___________________________________________________________________*
*  12 TYPE OF REPORTING PERSON                                      *
*                                                                   *
*       IN                                                          *
*********************************************************************

CUSIP No. 758754105                                  Page 3 of 4 pages

ITEM 1(a)   Name of Issuer:
                  Regal Cinemas, Inc.

ITEM 1(b)   Address of Issuer's Principal Executive Offices
                  7132 Commercial Park Drive
                  Knoxville, Tennessee 37918

ITEM 2(a)   Name of Person Filing:
                  David A. Jones
                  (See Note 1)

ITEM 2(b)   Address of Principal Business Office or, if none, residence:
                  500 West Main Street
                  Louisville, Kentucky 40202

ITEM 2(c)   Citizenship:
                  Kentucky

ITEM 2(d)   Title of Class of Securities:
                  Common Stock

ITEM 2(e)   Cusip Number:
                  758754105

ITEM 3 If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b), check whether the person filing is a:
      (a)   ( )   Broker or Dealer registered under Section 15 of the Act.
      (b)   ( )   Bank as defined in Section 3(a)(6) of the Act.
      (c)   ( )   Insurance Company as defined in Section 3(a)(19) of the
                  Act. (See Note 2)
      (d)   ( )   Investment Company registered under Section 8 of the
                  Investment Company Act.
      (e)   ( )   Investment Adviser registered under Section 203 of the
                  Investment Advisers Act of 1940.
      (f)   ( )   Employee Benefit Plan, Pension Fund which is subject to
                  provisions of the Employee Retirement Income Security
                  Act of 1974 or Endowment Fund; see 240.13d-
                  a(b)(1)(ii)(F).
      (g)   ( )   Parent Holding Company in accordance with 240.13d-
                  1(b)(ii)(G).
      (h)   ( )   Group, in accordance with 240.13d-a(b)(1)(ii)(H).

ITEM 4  Ownership:

      (a)   Amount Beneficially owned:
                  335,099
      (b)   Percent of Class:
                  4.94% (See Note 1)
      (c)   Number of shares as to which such person has:

        (  i)     Sole power to vote or to direct the vote:  335,099
        ( ii)     Shared power to vote or to direct the vote:  N/A
        (iii)     Sole power to dispose or to direct the disposition of:
                  335,099
        ( iv)     Shared power to dispose or to direct the disposition of:
                  N/A

CUSIP No. 758754105                                      Page 4 of 4 Pages


ITEM 5 Ownership of Five Percent or Less of a Class: If this statement is being filed to report that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ( X ).

        Note 1
            David A. Jones ownership of 335,099 shares and percentage of ownership based on 6,785,295 shares of the Common Stock Class outstanding at 08/11/94.

ITEM 6  Ownership of More than Five Percent on Behalf of Another Person.
                  N/A

ITEM 7 Identification and Classification of the subsidiary which acquired the security being reported on by the Parent Holding Company:
                  N/A

ITEM 8  Identification and Classification of Members of the Group.
                  N/A

ITEM 9  Notice of Dissolution of Group
                  N/A

ITEM 10 By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                            SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


      Date: August 25, 1994



                                          ______________________________
                                          David A. Jones